UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 25, 2012

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33631	56-2639586
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

700 Louisiana Street, Suite 2060

Houston, TX 77002

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: (832) 519-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2012, Crestwood Midstream Partners LP (the “Partnership”) and Crestwood Gas Services GP LLC (the “General Partner”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives for the several underwriters (the “Underwriters”) listed on Schedule A to the Underwriting Agreement, in connection with an underwritten public offering (the “Offering”) of 4,000,000 of the Partnership’s common units (“Common Units”) at a price to the public of $26.00 per Common Unit. The Partnership has granted the Underwriters a 30-day option to purchase up to 600,000 additional common units if the Underwriters sell more than 4,000,000 common units in the Offering. The Common Units to be sold in the Offering have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Partnership’s registration statement on Form S-3, as amended (Registration No. 333-171735) , as supplemented by the Preliminary Prospectus Supplement dated July 24, 2012 and the Prospectus Supplement dated July 25, 2012 relating to the Common Units, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on July 24, 2012 and July 25, 2012, respectively. The closing of the Offering is expected to occur on or about July 30, 2012, subject to satisfaction of customary closing conditions. Legal opinions related to the Common Units are filed as Exhibits 5.1 and 8.1 to this Current Report on Form 8-K.

The Partnership will use the net proceeds of approximately $101.6 million from the Offering assuming the General Partner’s proportionate capital contribution, and any proceeds from the Underwriters’ option, to purchase additional common units, after deducting underwriting discounts and estimated offering expenses, to reduce outstanding indebtedness under its revolving credit facility and for general partnership purposes. The Partnership anticipates that approximately $90 million of the amount to be repaid under its revolving credit facility will be reborrowed and used to finance, in whole or in part, the previously announced potential acquisition of certain gathering and processing assets in the liquids-rich southwestern area of the Barnett Shale from certain subsidiaries of Devon Energy Corporation. In the event such acquisition is not completed, the amount repaid under the Partnership’s revolving credit facility may be reborrowed and used to fund both future acquisitions and growth capital expenditures.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership and certain affiliates, and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions. The foregoing description is a brief summary of the Underwriting Agreement and does not purport to be a complete statement of the parties’ rights and obligations under the Underwriting Agreement. The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Neither this Current Report on Form 8-K, nor the attached press release, constitutes an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering is being made only by means of a prospectus and related prospectus supplement.

Item 7.01. Regulation FD Disclosure.

On July 24, 2012, the Partnership issued a press release announcing the Offering. A copy of the press release is furnished as Exhibit 99.1 hereto.

On July 25, 2012, the Partnership issued a press release announcing pricing of the Common Units in the Offering. A copy of the press release is furnished as Exhibit 99.2 hereto.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated as of July 25, 2012, by and among the Partnership, Crestwood Gas Services GP LLC and Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives for the several underwriters listed on Schedule A to the Underwriting Agreement.

5.1	Opinion of Locke Lord LLP as to the legality of the Common Units.

8.1	Opinion of Locke Lord LLP as to certain tax matters.

23.1	Consent of Locke Lord LLP (included in Exhibits 5.1 and 8.1).

99.1	Press Release dated July 24, 2012, announcing public offering of common units.

99.2	Press Release dated July 25, 2012, announcing pricing of public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

	By:	Crestwood Gas Services GP LLC, Its General Partner

Date: July 25, 2012	By:	/s/ William G. Manias
William G. Manias,
Senior Vice President and Chief Financial Officer

Exhibit No.	Description

1.1	Underwriting Agreement dated as of July 25, 2012, by and among the Partnership, Crestwood Gas Services GP LLC and Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives for the several underwriters listed on Schedule A to the Underwriting Agreement.

5.1	Opinion of Locke Lord LLP as to the legality of the Common Units.

8.1	Opinion of Locke Lord LLP as to certain tax matters.

23.1	Consent of Locke Lord LLP (included in Exhibits 5.1 and 8.1).

99.1	Press Release dated July 24, 2012, announcing public offering of common units.

99.2	Press Release dated July 25, 2012, announcing pricing of public offering.